As filed with the Securities and Exchange Commission on October 17, 2011
Registration No. 333-162065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PMFG, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0661574
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(214) 357-6181
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Melissa G. Beare
Vice President, General Counsel and Corporate Secretary
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
(214) 357-6181
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code of Agent For Service)

With copies to:
James E. O’Bannon
Charles T. Haag
Jones Day
2727 N. Harwood
Dallas, Texas 75201
(214) 220-3939

Approximate date of commencement of proposed sale to the public:
     This post-effective amendment deregisters those securities that remain unsold hereunder as of the date hereof.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Statement
          This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of the PMFG, Inc. (the “Company”) original filed on September 22, 2009 (Registration Statement No. 333-162065), as amended by Pre-Effective Amendment No. 1 thereto filed on November 13, 2009 (Registration Statement No. 333-162065) (as amended, the “Registration Statement”), is being filed to deregister:
•	Any and all shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued upon conversion of the Series A Convertible Preferred Stock of the Company or issued or issuable upon the exercise of the warrants issued on September 4, 2009 and held by the selling stockholders named in the Registration Statement, and

•	Any and all common stock purchase rights paired with each share of Common Stock registered hereunder pursuant to the rights agreement, dated August 15, 2008, between the Company and Mellon Investor Services, LLC that remain unsold under the Registration Statement as of the date hereof.
          The Registration statement was initially filed in accordance with the securities purchase agreement, dated September 4, 2009, between the Company and the selling stockholders (the “Securities Purchase Agreement”). This Post-Effective Amendment No. 1 is being filed in accordance with the Securities Purchase Agreement and the Company’s undertaking set forth in Part II, Item 17(a)(3) of the Registration Statement.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 17, 2011.

PMFG, INC.
By:	/s/ Peter J. Burlage
Peter J. Burlage
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on October 17, 2011.

Signature	Title

*	Chairman of the Board
Sherrill Stone

/s/ Peter J. Burlage Peter J. Burlage	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Ronald L. McCummen Ronald L. McCrummen	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director
Kenneth R. Hanks

*	Director
Robert McCashin

*	Director
R. Clayton Mulford

*	Director
Howard G. Westerman, Jr.

*	Melissa G. Beare, by signing her name hereto, does hereby sign and execute this registration statement on behalf of the above-named directors of PMFG, Inc. on this 17 day of October, 2011, pursuant to powers of attorney executed on behalf of such directors and previously filed with the Securities and Exchange Commission.

By:	/s/ Melissa G. Beare Melissa G. Beare, Attorney-in-Fact